UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2013

FORMCAP CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-28847	1006772219
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

50 West Liberty Street, Suite 880
Reno, Nevada	89501
(Address of Principal Executive Offices )	(Zip Code)

Registrant’s telephone number, including area code: (775) 285-5775

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms "we", “us", “our", the “Company" refer to Formcap Corp., a Nevada corporation.

ITEM 3.02 – PRESS RELEASE

FORMCAP CONTINUES DUE DILIGENCE ON COWLEY COUNTY, KANSAS PROSPECT
(Deposit to Kerr Energy and Keta Oil & Gas Completed)

For Immediate Release

November 18, 2013 – Reno, NV – FormCap Corp. (“FormCap” or “the Company”) (OTCQB: FRMC) today announced that due diligence is ongoing to acquire up to 1500 acres of prospective oil leases (the “Leases”) in Cowley County, Kansas. As per terms of the Definitive Agreement (the “Agreement”) executed Sept 30, 2013 the Company has now paid Kerr Energy and Keta Oil & Gas (“Kerr” and “Keta”) the deposit in the amount of $75,000 (the “Deposit”) that will be applied to the purchase price of the Cowley Leases to be acquired by Formcap under the Agreement. The Company also issued Kerr and Keta a total of 200,000 Rule 144 shares of FormCap pursuant to the terms of the Agreement.

There are four significant oil and gas fields located Townships 30 and 31S, the Atlanta; Burden; Eastman and Combs Fields. These fields collectively have cumulative production of over 9 million barrels of oil.

Formcap will pay Kerr and Keta two hundred dollars ($200.00) per acre for up to 1,500 acres of Leases, at total cost not to exceed three hundred thousand dollars ($300,000) (the “Purchase Price”) unless agreed otherwise by the Company. FormCap will own 100% of the Leases (80% net revenue to FormCap; 20% freehold royalty), and will be operator. FormCap will have the option to purchase additional leases in Cowley County from Kerr and Keta under an Area of Mutual Interest (“AMI”), the terms of which are set forth in the Agreement. FormCap is required to drill one (1) well in each of the first two (2) years of the Lease term to maintain its interest in the Leases.

FormCap will also have the option to participate in the drilling of up to six (6) exploration or development wells on lands currently owned by Keta and Kerr under terms set forth in the Agreement.

Significant quantities of oil and gas have been discovered and produced in Cowley County in recent years. The prospects for oil production are excellent with multi-zone potential for both vertical and horizontal development. In addition to the Mississippian, zones producing in this area include the Layton, Lansing-Kansas City, Bartlesville, Stalnaker and the Arbuckle. Reservoir properties are excellent with good porosity and permeability in thicker accumulations of hydrocarbons. Total depths of approximately 4,000 feet provide drilling time of approximately seven (7) days with completed wells costing about $500,000 per vertical well.

FormCap is actively engaged in identifying, financing and developing oil and gas energy resource properties in North America, including the development of the Cowley County, Kansas, Mississippi Prospect in Kansas. FormCap continues to review additional resource properties that combine positive elements of short-term exploration and development costs with high potential for long-term success and financial return.

Graham Douglas, CEO of FormCap reports that “FormCap is excited about the potential of its relationship with Kerr and Keta in Cowley County, Kansas as there are tremendous opportunities to produce commercial light oil and gas in an environment of high crude oil prices and low finding and developing costs.”

Additional information can be found at the Company website: www.formcapcorp.com

On behalf of the Board of Directors,
FormCap Corp. (OTCQB: FRMC)

Signed: ‘Graham Douglas’

Graham Douglas, CEO
FormCap Corp.
50 West Liberty Street, Suite 880
Reno, NV 89501
T: +1(775) 285-5775
F: +1(775) 285-5776
info@formcapcorp.com

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
None

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2013	FORMCAP CORP

By:	/s/ Graham Douglas
Graham Douglas
Chief Executive Officer